Contact: Robert E. Rout

724-465-1487

TO BE RELEASED:

Monday, April 21, 2003

at 10:00 a.m.

S&T Bancorp, Inc. Announces Increased Earnings

Indiana, Pennsylvania (Nasdaq:STBA) - S&T Bancorp, Inc. today announced net income of $12.5 million or $0.47 diluted earnings per share for the quarter ending March 31, 2003, representing a 9 percent increase compared to net income of $11.5 million or $0.43 diluted earnings per share for the first quarter of 2002.

Annualized return on average equity for the quarter ending March 31, 2003 was 16.39 percent, as compared to 15.79 percent in the year ago quarter and 16.15 percent for the full year 2002. Annualized return on average assets was 1.80 percent in the quarter ending March 31, 2003, compared with 2.00 percent in the first quarter of 2002 and 1.94 percent for the full year 2002.

James C. Miller, president and chief executive officer, commented, "I am especially pleased with this quarter's earnings performance in what continues to be a less than ideal economic environment. The Peoples Financial Corporation and Evergreen Insurance acquisitions, which were completed in the third quarter of 2002, have been particularly helpful in expanding our net interest and noninterest revenues. Commercial lending and residential mortgage origination activities also remain strong, both of which contributed to very good revenue gains during the first quarter of 2003 as compared to 2002. Partially offsetting these increased revenues were lower equity security gains, higher provision expense for loan losses and higher noninterest expense."

Net interest income on a fully taxable equivalent basis increased $4.9 million or 22 percent in the first quarter of 2003, as compared to the same period of 2002. Contributing to the improvement in net interest income was a $415.1 million increase in earning assets primarily from the acquisition of Peoples Financial Corporation. Also included in the earning asset increases is $168.9 million of non-merger related loan growth. Deposits increased $344.9 million between the periods; $293.0 million of that increase is related to the Peoples Financial Corporation acquisition.

Noninterest revenue, excluding security gains, increased 21 percent or $1.2 million at March 31, 2003 from the year ago quarter due to increases in deposit service charges, insurance and mortgage banking activities. "Increasing recurring noninterest revenue has been an ongoing strategic focus for S&T the past several years. It is encouraging to see so many of the strategic initiatives implemented over that time beginning to make a more significant contribution to our revenue streams," Miller stated.

Investment security gains for the first quarter 2003 were $1.0 million, a decrease from the $1.8 million for the same period of 2002, as a result of reduced market opportunities for the equity securities portfolio of S&T. The equity securities portfolio has a combined market value of $62.9 million and net unrealized gains of $20.8 million as of March 31, 2003.

Noninterest expense increases of $1.7 million for the first three months of 2003, as compared to the 2002 period, reflect the personnel and infrastructure increases resulting from the Peoples Financial Corporation and Evergreen Insurance mergers, higher medical and pension plan costs, as well as ordinary expense increases.

Asset quality measurements for 2003 reflect the current recessionary economic environment. Nonperforming assets totaled $13.2 million or 0.46 percent of total assets at March 31, 2003, as compared to $8.0 million or 0.28 percent for the period ending December 31, 2002. Net loan charge-offs for the first quarter of 2003 were $2.7 million or 0.55 percent of average loans on an annualized basis.

Included in the net charge-offs is $2.0 million incurred during the first quarter 2003 for a single commercial loan, which was considered in the determination of the allowance for loan losses in previous quarters. Provision expense for loan losses was $2.4 million in the first quarter of 2003 and $1.0 million in the same period last year. The allowance for loan losses at March 31, 2003 was $29.8 million or 1.47 percent of total loans as compared to $30.1 million or 1.51 percent at December 31, 2002. Miller added, "Asset quality is a cardinal commitment at S&T, and we continue to be very aggressive in dealing with problem loans."

S&T Bancorp, Inc. declared a common stock quarterly dividend of $.25 per share on March 17, 2003 which is payable on April 25, 2003 to shareholders of record as of April 1, 2003. This dividend represents a 4 percent increase over the $.24 per share quarterly dividend declared a year ago and a 3.9 percent projected annual yield utilizing the March 31, 2003 closing market price of $25.57. The S&T Bancorp, Inc. Board of Directors also authorized a stock buyback program for 2003 of 1 million shares, or approximately 4 percent of shares outstanding. During 2003, S&T has repurchased 266,504 shares through this program at an average cost of $25.76 per share.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 46 offices within Allegheny, Armstrong, Butler, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $2.9 billion, S&T Bancorp stock trades on the Nasdaq National Market System under the symbol STBA.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.